BARIATRIC PROGRAM SPONSORSHIP AGRtElViENT

This Bariatric Program Sponsorship Agreement (this "Agreement'') is entered into this (22nd) day of  (March), 2006, but effective the (1st)  day of (May), 2006 (the "Effective Date") by and between (First Street Hospital),  a (Limited Partnership) (hereinafter referred to as "Hospital"), and Vital Weight Control, Inc., d/b/a NeWeigh, a Texas corporation (hereinafter referred to as "Vital").

WITNESSETH

WHEREAS, Hospital desires to sponsor in part a gastroplasty program involving surgical intervention for morbid obesity through such procedures as gastric bypass with Roux-en-Y gastroenterostomy, silastic ring gastroplasty, Lap Band surgery and all related, consequential and incidental surgical procedures, including gall bladder removal ("Bariatric Surgery") utilizing such surgery as part of an interdisciplinary and coordinated approach for the treatment of morbidly obes patients and desires to make available its facility known as (First Street Hospital), located (Bellaire, TX) for surgeries on prospective patients that are participants in the Bariatric Program (as defined below) as well as for surgeries on other prospective patients that meet Hospital criteria for eligibility for Bariatric Surgery;

WHEREAS, Vital has operated a bariatric program in the Houston area for the treatment of morbid obesity through the use of Bariatric Surgery since 1991 and wishes to continue to operate its bariatric program in Houston, Texas with the support of and the sponsorship of Hospital (the "Program", the "NeWeigh Program" or the "Bariatric Program");

WHEREAS, Vital has operated and managed bariatric programs utilizing an interdisciplinary and coordinated approach specifically integrating the services of hospitals, surgeons, nutritionists, anesthesiologists, respiratory therapists, psychologists, cardiologists, pulmonologists, gastroenterologists, insurance specialists and other clinicians around the needs of participants and has done so since 1991;

WHEREAS, the patient-centered coordinated and interdisciplinary approach to a bariatric program utilized by Vital since 1991 is now officially encouraged by the American Society for Bariatric Surgery under its Centers of Excellence program and Hospital has as one of its objectives the designation of the Hospital as an ASBS Bariatric Surgery Center of Excellence;

WHEREAS, Vital does not provide hospital services or professional medical services but does coordinate the provision of such clinical and administrative services to the Program participants so as to allow for the provision of such services to the participants in a convenient, friendly and non-threatening environment so as to encourage maximum participation in the Program;

WHEREAS, Vital has extensive experience advertising, marketing and promoting the advantages of interdisciplinary bariatric programs to the general public, health professionals and the morbidly obese and will agree to utilize its expertise and the NeWeigh service mark to advertise, market and promote maximum awareness of and participation in the Bariatric Program, subject to applicable professional standards and fraud and abuse laws;

/s/Tony Rotondo	/s/Diane Crumley

WHEREAS, Vital has experience assisting hospitals, surgeons and other health professionals in conducting their practices and providing their services in a manner so as to help minimize professional liability claims and other problems related to patient dissatisfaction as. well as to maximize patient flow and patient satisfaction;

WHEREAS, Vital has experience assisting participants in obtaining approvals for payment for surgery from insurers and other third party payors ("Approvals") utilizing its preexisting databases and in the coordination of any diagnostic tests and clinical services required as a condition precedent to obrain4ng such Approvals;

WHEREAS, Hospital is seeking to sponsor Vital to manage, market and coordinate the Bariatric Program (with the explicit Understanding that Vital will not be responsible for rendering inpatient or outpatient hospital services to any patient of the Hospital and such services shall remain the sole responsibility of Hospital at all times) in accordance with the management goals of the Bariatric Program; and

WHEREAS, the parties to this Agreement desire to enter into this Agreement in order to provide a full statement of their respective rights and responsibilities in connection with the operation of the Program during the term of this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.. DIRECTOR OF PROGRAM

Vital shall provide a qualified individual to serve as the program director of the Program (the "Director") and to operate the Program in a manner that will reflect favorably upon the Hospital's sponsorship of the Program. Vital shall provide the services stated in Sections 2.1 and 2.2 for the benefit of the Program through the Director.

2.           VITAL'S SERVICES

2.1         Services

The parties acknowledge and agree that the very essence of coordinating a multidisciplinary approach to patient care such as the Bariatric Program requires that the services of Vital provided with respect to the operation of the Bariatric Program benefit all of the parties associated with the Program, including Vital itself the Hospital, the surgeons, the allied health professionals and the participants. The parties acknowledge and agree that the sponsorship of the Hospital or the benefit of any such services to the Hospital is not an indication that Vital is acting as a contractor or agent of the Hospital with respect to any particular activity.

/s/Tony Rotondo	/s/Diane Crumley

rn connection with the operation of the Program, the parties anticipate and agree that Vital will act as an independent contractor and may act, at various times, as agent for itself the surgeons, the allied health professionals and/or the participants. For example, Vital will serve as an agent or contractor for participants in such capacities as ombudsman or insurance advocate. Further, Vital may (but is not required to) continue to perform services for the benefit of participants even after it is evident such participants will utilize the hospital services of a hospital other than Hospital. Vital may also perform certain support services for surgeons associated with the Program. The Hospital specifically acknowledges and agrees that Vital cannot legally agree to and will not agree to provide free support services to surgeons that admit patients to the Hospital and, to the extent Vital performs services for such admitting surgeons, Vital will separately charge such surgeons a reasonable fee for any such services, which fee will be determined in the sole discretion of Vital.

For the benefit of the Program and the Hospital, Vital shall, either directly or through an affiliate of Vital, subject to any oversight rights of the Hospital as specified herein;

(a)         Upon written request, consult with the Hospital regarding management, design, development, planning, implementation, and evaluation of specific Program marketing, services, policies, and procedures to carry out the Program goals, provided, however, that the manner of meeting Program goals shall be determined by Vital using its reasonable discretion and provided further that nothing contained herein shall require Vital to alter its current methods of operation utilized to accomplish Program goals without Vital's approval;

(b)         Work with Hospital personnel and departments to ensure that Hospital personnel and departments know and adhere to Program philosophy and provide patient services that meet the established policies and procedures of the Program (which standards are in addition to and not in lieu of the established standards of hospital care, set and adhered to by the Hospital);

(c)         Upon written request by Hospital, Vital will establish procedures as part of Hospital's overall patient care evaluation program, to evaluate the consistency and quality of Hospital services provided to participants in the Program;

(d)         Assist the Hospital, as reasonably required by the Hospital, in the performance of Hospital utilization review and cost 'containment functions relating to Hospital services provided to Program participants;

(e)         At the reasonable request of the Hospital, prepare and submit to the Hospital summary reports of activities of the Program and provide analysis and interpretation of such reports, provided that nothing herein shall require Vital to provide information regarding its services to participants other than Hospital, or in violation of applicable patient privacy laws, including HIPAA;

(f)          Maintain continuous liaison with the Hospital in regard to Hospital's patient care services, the professional conduct of health professionals and the coordination of Hospital personnel insofar as these activities are related to Hospital services to Program participants;

(g)         Provide such technical advice and assistance as may reasonably be requested by the Hospital to facilitate Hospital's participation in Program implementation and/or expansion;

/s/Tony Rotondo	/s/Diane Crumley

(h)         To the extent Program costs are pass-through coats to the Hospital, conduct the Program in a cost. efficient and effective manner, subject to reasonable budgetary systems and constraints established by the Hospital and furnished in writing to Vital, and otherwise assist the Hospital in containing pass-through Program costs;

(i)          Participate, as reasonably requested by the Hospital, in the preparation of internal operating and capital budgets for the Hospital (including projections of both revenues and expenditures) provided, however, that Vital shall make no representations, shall have no liability and shall be held harmless with respect to the accuracy of any such projections;

.(j)         Use reasonable efforts to elevate the standing of _Hospital and the Hospital's Medical Staff with respect to their services provided to Program participants, such as by assisting the Hospital and/or Hospital's Medical Staff with the publication of unusual or interesting medical studies made with respect to Program participants;

(k)         Upon request, assist Hospital and Hospital's Medical Staff in obtaining the necessary equipment, education, training and experience to perform existing and new forms of Bariatric Surgery;

(I)          Cooperate in the furtherance of teaching and educational functions of the Hospital and the Hospital's Medical Staff with respect to the availability of Hospital and physician services to Program participants;

(m)        Upon request, assist in the design and development of Hospital's patient information forms, medical record forms, and consent forms for use by the Hospital with bariatric patients of the Hospital;

(ti)        Screen participants in the Program in accordance with National Institute of Health ("N111') screening policies and procedures and screen prospective patients of the Hospital in accordance with the Hospital's screening policies and procedures furnished to Vital by Hospital and advise participating surgeons whether such prospective patients meet Hospital's criteria for admission to the Hospital;

(a)         Upon request, undertake joint marketing and educational activities, as authorized by the Hospital, involving professional contacts with physicians, hospitals, public health agencies, nursing associates, and state and local medical societies in order to apprize such individuals and groups of the nature and availability of the Program and facilities of Hospital and to facilitate the exchange of information with regard to the Program, patient care, administration, medical policy, and utilization review (it being provided, however, that Vital shall have no authority to bind Hospital to any contract nor incur debt on behalf of Hospital except as authorized under Section 4.1);

(p)         Upon request, assist the Hospital in representing the value of the Program before the medical staff,' as necessary; and

(q)         Advertise and market the availability of the Program and the Hospital to prospective participants and prospective patients struggling with morbid obesity and considering Bariatric Surgery as a treatment alternative, as more specifically provided in Section 2.2-and in accordance with applicable fraud and abuse and related laws, including Tex. 0cc. Code Sec. 102.001.

/s/Tony Rotondo	/s/Diane Crumley

2.2 Program avertisinz and Marketing

•        All Program advertising conducted in the Houston market area during the term of this Agreement will be conducted utilizing the NeWeigh name and service mark. All prospective participants responding to Program advertising shall be screened as to whether they meet NIH criteria to become Program participants and will also be screened to determine if they are eligible candidates for surgery at the Hospital (utilizing Hospital screening guidelines including insurance criteria).. Any prospective patients of the Hospital will be educated about available bariatric procedures and surgeons. The parties acknowledge and agree that Vital makes no referral of participants or prospective patients to the Hospital or to any hospital as such decisions are made by the participants and/or their surgeons. Further, Hospital agrees and understands that a participant may, at any time, elect to pursue surgery utilizing a surgeon that is not part of the Hospital's Medical Staff or a surgeon on the Hospital's Medical Staff that may elect to perform surgery on any such participant at a different facility. Hospital further acknowledges that such decisions are made between the surgeon and the patient and are matters beyond Vital's control.

Vital shall be responsible, at its expense, for developing and placing all advertising for the Program with the media. Hospital has already reviewed and approved the content of existing advertising content used by Vital. Any new advertising content shall be subject to Hospital's prior review and approval; provided, however, that if Hospital fails to respond to a request for approval of advertising content within ten (10) business days, the approval of Hospital shall be deemed to have been given. Except as provided above, advertising for the Program shall be the sole responsibility of Vital. Although Hospital shall have the right to approve any new advertising content, the frequency, placement and media selected for advertising shall be the sole responsibility of Vital. Vital shall retain all copyrights, trademarks, service marks, ownership and any other rights with respect to advertising and marketing materials for the Program.

2.3 Time and Efforts Requirempnts

1.n order to insure the quality and integrity of the entire Program and not just the Hospital component, Vital and its appointed Director shall devote sufficient lime and efforts to operate the Program in a professional manner so as (1) to permit ample time for the performance of all of the duties normally associated therewith, (2) to meet the needs of the Program participants, and (3) to perform duties and conduct the Program to fulfill the responsibilities set forth in Section 2.1. In performing the management duties under this Agreement, Vital shall use reasonable efforts to perform all Program functions in a competent and timely fashion. In the event that Vital has engaged third parties to perform one or more services contemplated hereunder under the supervision of Vital, Vital shall use its best efforts to cause such third parties to deliver each service in a competent and timely fashion. Nothing contained in this Agreement shall be construed to constitute Vital as a guarantor with respect to any obligations of Hospital or with respect to the profitability of the Program or the Hospital.

/s/Tony Rotondo	/s/Diane Crumley

2.4 Standards of Practice and Compliance with Laws

The parties agree that Vital shall not be required to perform any services under this Agreement that may not be properly delegated by Hospital under applicable federal and state law and regulation without affecting the status of the Hospital for purposes of licensure, accreditation, certification and Medicare participation. Vital and its appointed Director as well as all of its other employees and subcontractors shall perform their duties under this Agreement and conduct the Program in accordance with (1) applicable federal and state statutes and regulations, (ii) standards and recommendations of the Joint Commission on Accreditation of Healthcare Organizations, (iii) Medical Staff Bylaws, (iv) Rules and Regulations of the Hospital and the Medical Staff, and (v) the written policies of Hospital, the Medical Staff, and the Program as may be in effect from time to time. It is specifically agreed and understood any remuneration of Vital or Vital's employees or subcontractors based directly or indirectly on the volume or value of the business generated for a Hospital is strictly prohibited:

2.5 License to Use None

2.5 License to Use Name

Vital may utilize its trademarks, service marks and related marks (collectively the "Marks") in connection with the advertising of the Program. During the term of this Agreement, Vital shall provide to Hospital a non-exclusive, non-transferable, right and license to the use of the Marks insofar as may be necessary or appropriate to allow Hospital to market and describe Hospital's sponsorship of the operation of the Program. Except as provided in this Section, Hospital shall not use the Marks in whole or in part except directly in connection with the Program and shall not permit or authorize any other person or entity to use the Marks in any manner. Hospital's use of the Marks shall at all times be subject to the prior written approval of Vital. Hospital, if pertained to use the Marks, shall affix to any advertising, promotional, display or other material, which uses any of the Marks, such notice or notices of trademark protection as may be requested reasonably from time to time by Vital. Upon the expiration or termination of this Agreement for any reason, such license shall immediately cease, and Hospital shall have no further rights to use the Marks or any NeWeigh materials and Hospital shall discontinue all Use of any term(s) confusingly similar to the Marks. Hospital shall not register or attempt to register the Marks in its own name or that of any other person or entity and shall not contest the ownership or the validity of the Marks or any registration of the Marks. Hospital shall conduct its business and the Program in a manner designed to protect and enhance the reputation and integrity of the Marks and the goodwill associated therewith. Nothing in this Agreement shall be construed to prevent Vital from granting any other licenses for use of the Marks or to prevent Vital from utilizing the Marks in any manner whatsoever outside of the Houston, Texas market

/s/Tony Rotondo	/s/Diane Crumley

2,6 Use of Program Materials.

During the term of this Agreement, Vital may provide to Hospital or other program participants and/or utilize in connection with the Program various business methods, processes, systems, forms and similar proprietary processes (collectively the "Information"). Hospital shall use the Information solely for the purpose of operating the Program during the tea-m. hereof and the Information will be kept strictly confidential and will not be disclosed, published or otherwise used or exploited, directly or indirectly, by the Hospital or its Representatives or anyone acting in concert with them, Each Hospital Representative who needs to know such Information for the foregoing purpose must: (1) be informed of the confidential and proprietary nature of the Information and (ii) agree to be bound by the confidentiality provisions hereof. Hospital shall be responsible for any breach of this Agreement by its Representatives. Furthermore, Hospital and its Representatives shall not speculate about the Information or intimate to others that it has any Information. Hospital shall not, directly or indirectly, (a) use the Information to guide or aid a search and/or evaluation of publicly available information for purposes of either showing Information is in the public domain or to recreate the knowledge or logic contained within the Information from non-protected sources and/or (b) disassemble, reverse engineer or otherwise use the Information as a guide or template to otherwise recreate the logic or knowledge contained within the Information and/or to offer or use a product and/or • service that incorporates or uses the functionality of anything disclosed in the Information or substantially equivalent to or substituting for, any functionality disclosed by Vital in the Information or for any other purpose.

Upon termination of this Agreement, Hospital and its Representatives shall, at their own sole cost and expense, promptly return to Vital or destroy all Information and all copies, extracts or other reproductions in whole or in part thereof. Notwithstanding the return or destruction of the Information, Hospital and its Representatives shall continue to be bound by their confidentiality obligations hereunder. Any oral Information that is retained by the Hospital and/or its affiliates will continue to be subject to this Confidentiality Agreement following the termination of this Agreement.

After termination of this Agreement, neither Hospital, nor any Person acting on behalf of Hospital, shall directly or indirectly hold itself out to the public as being or remaining (or otherwise associated with) a NeWeigh Program or in any way affiliated with Vital.

Vital seeks to obtain proprietary local telephone numbers associated with the NeWeigh Program. Ownership of such local telephone numbers shall be and remain in Vital, without regard to the party paying for such phone number and/or who the local telephone company shows as the owner of such phone number.

Each party agrees that money damages may not be a sufficient remedy for any breach of this Section of the Agreement by the other party and that Vital shall be entitled to seek equitable relie4, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to Vital at law or in equity. Hospital further agrees to waive, and to use its commercially reasonable efforts to cause its directors, officers, employees and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy. Should a dispute arise between Vital and Hospital regarding an alleged breach of this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs, expenses, losses, damage, and claims (including attorneys' costs) incurred as a result of the breach of the dispute.

3. INDEPENDENT CONTRACTOR

In the performance of this Agreement, it is mutually understood and agreed that Vital and its employees, including its appointed Director, are at all times acting and performing as an independent contractor and not as an employee, joint venturer, agent, partner or lessee of Hospital, Hospital shall not exercise any control or direction over the specific methods by which Vital and Director perform their services hereunder; the sole interest and responsibility of Hospital shall be to ensure that the services covered by this Agreement are rendered in accordance with the terms and conditions hereof. Vital and its personnel shall not have any claim under this Agreement or otherwise against Hospital for Worker's Compensation, unemployment compensation, vacation pay, sick leave, retirement benefits, social security benefits, disability insurance benefits, unemployment insurance benefits, or other employee benefits, all of which shall be the sole responsibility of Vital. Hospital shall not withhold on behalf of Vital or any of its personnel any sums for income tax, unemployment insurance, Social Security, or otherwise pursuant to any law or requirement of any government agency, and all such withholding, if any is required, shall be the sole responsibility of Vital, Vital shall indemnify and hold harmless Hospital from any and all loss or liability, if any, arising with respect to any of the foregoing benefits or withholding requirements.

4.           HOSPIT.A.L'S DUTIES AND 11.ESPONSIBILITIES TO VITAL

4.1 Services arid Facilities

(a)         At all times during the term of this Agreement, Hospital shall either furnish, at its expense, or reimburse Vital amounts Vital expends for operation of the Program, including such fully built out office space, facilities, equipment, utilities, furniture, fixtures, office supplies, postage, courier services and other outside services as may be reasonably required to operate the Program. To the extent possible, Vital shall make all purchases through Hospital or its affiliates. For any expenditure that is not described above, Vital will not make any purchases in excess of $5130.00 without the written approval of Hospital. If Vital makes a reimbursable purchase, Hospital shall reimburse Vital within 5 business days of receipt of invoice. The items furnished at Hospital expense shall not include any advertising, marketing, computer software or personnel costs (except outside IT support) of Vital.

(b)         Notwithstanding the foregoing, Vital may agree to allow Hospital to utilize certain items of equipment, furniture, and computers for the benefit of the Programs, as set forth on Exhibit A hereto. Exhibit A may be modified from time to time by mutual agreement of the parties. Vital shall provide such items at its expense, provided that Hospital shall be responsible for any required maintenance and repair

/s/Tony Rotondo	/s/Diane Crumley

4.2         Exclusivity

Hospital represents and agrees that during the term of this Agreement Hospital will not directly or indirectly operate or fund any other bariatric program offering Bariatric Surgery.

4.3         Compensation

As compensation for the services rendered by Vital pursuant to this Agreement for the benefit of the Hospital, Hospital shall pay as a Program sponsorship fee the following monthly amounts, due and payable, in advance, on the 1st day of each and every month:

(According to the payment schedule attached as an addendum hereto)

The first monthly payment shall be due upon the execution of this Agreement. The parties hereby stipulate that the Program sponsorship fees represent fair consideration for the services provided by Vital for the benefit of the Hospital. Time is of the essence for purposes of this Section 4.3.

4.4         Books and Records

(a)        Vital recognizes that the Centers for Medicare & Medicaid Services (CMS) require that persons and entities that provide services to the health care providers maintain records reflecting the costs associated with such services. Therefore, Vital agrees to allow the Comptroller General of the United States, the Department of Health and Human Services, and their duly authorized representatives access to books, documents and records until the expiration of four (4) years after the services are furnished under this Contract. The types of records covered by this clause, the persons entitled to access, and the manner of which the records may be requested and reproduced shall be governed by 42 C.F.R. §§ 420.300-420.304, as amended from time to time (the "Regulations"). The sole purpose of this Section 4.4 is to comply with the Regulations. This Section 4.4 shall not be interpreted to require Vital to provide access to its records or to any persons or entities, other than those set forth in the Regulations. Subsequent amendments to or repeal of the Regulations shall be deemed to govern the obligations created in this paragraph as of the effective date of amendment or repeal. Upon written request of the Secretary of Health and Human Services or the Controller General or any of their duly authorized representatives, Vital shall make available to the Secretary those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing his or her services. If Vital carries out any of the duties of this Agreement through a subcontract with a value of Ten Thousand ($10,000.00) Dollars or more over a twelve (12) month period with a related individual or organizations, Vital agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Section 1861(v)(1) of the Social Security Act and regulations promulgated thereunder. The parties agree that any attorney-client, accountant-client or other legal privileges shall not be deemed waived by virtue of this Agreement.

(b)        Upon reasonable notice to Hospital, Vital shall be entitled to examine thebooks and records of each Hospital as they relate to charges and revenues received attributable to the efforts of Vital and the Program.

4.5         Covenants of Hospital

Hospital covenants and agrees as follows:

(a)         Hospital shall secure one or more board eligible or certified surgeons to perform all surgical procedures associated with the Bariatric Program, which surgeon(s) has been qualified and credentialed to perform Bariatric Surgery by the Hospital's Medical Staff Credentialing Committee. Hospital agrees Vital has the right to refuse to work with any surgeon in Vital's sole discretion. Further, Hospital agrees that no surgeon is intended to be a third party beneficiary of this Agreement and nothing in this Agreement shall entitle any surgeon to any Program services or any work product of Vital.

(b)         Hospital shall promptly advise Vital in writing of any material changes in its screening and financial policies and procedures.

(c)         In the event that any one or more of the surgeons associated with the Bariatric Program have any financial relationship with Hospital, an affiliate of Hospital; or a Hospital joint venture, whether through ownership or compensation, Hospital represents that it will not make any distributions or pay any compensation to any such surgeon based upon the volume or value of the surgeon's referrals or admission of patients, including Bariatric Program patients, to the Hospital.

(d)         Hospital shall operate its hospital facilities at all times in compliance with all legal requirements including the rules, regulations or orders of any agency or instrumentality establishing operational standards, and / or life safety or fire safety standards applicable to the Hospital. •Hospital shall maintain and shall keep in full force any and all licenses or permits required for the operation of the Hospital's hospital and related facilities.

(e)         If Vital shall desire the approval or consent of Hospital to any matter, Vital may give notice to Hospital that it requests such approval, specifying in reasonable detail the matter as to which such approval is requested. If Hospital shall not approve such matter in writing within twenty (20) days after receipt of such notice or such longer or shorter period as may be specifically provided for herein, Hospital shall be deemed to have approved the matter referred to in such notice.

5. TERM AND TERM:NATION

5.1         Term

The term of this Agreement shall commence upon the Effective Date and shall continue in effect for a period of thirty-six (36) months thereafter ("Initial Term"), unless terminated sooner or extended pursuant to the terms of this Agreement. At any time during the ninety (90) day period preceding the expiration of this Agreement, this Agreement may be renewed, upon the mutual written agreement of Hospital and Vital, for an additional thirty-six (36) month period, unless terminated sooner pursuant to the terms of this Agreement.

/s/Tony Rotondo	/s/Diane Crumley

5.2     Grounds for Termination

(a)         In the event of a material breach (other than a "Payment Breach", as defined below) of this Agreement by either party, the other party shall have the right to terminate this Agreement by service of written notice upon the defaulting party (the "Default Notice"). In the event such breach is not cured within thirty (30) days after service of the Default Notice, this Agreement shall terminate at the election of the non-defaulting party upon the receipt of a written notice of termination by the breaching party at any time after thirty (30) clays after the service of the Default Notice.

(b)         In the event of the nonpayment by Hospital of any amounts due hereunder on or before the due date thereof ("Payment Breach"), Vital shall have the right to terminate this Agreement by service of written notice upon Hospital ("Payment Default Notice"). In the event such Payment Breach is not cured within five (5) days after service of such Payment Default Notice, this Agreement may be immediately terminated by Vital by giving Hospital written notice of termination. If Hospital has had two (2) Payment Breaches in any twelve (12) month period, upon any subsequent Payment Breach this Agreement may be immediately terminated by Vital without sending a Payment Default Notice by giving Hospital written notice of termination.

(c)         The termination of this Agreement may be made at any time by mutual consent embodied in a written agreement signed by an authorized representative of each of the parties hereto. The termination of this Agreement at any time after the first year may be made by one of the parties hereto upon ninety (90) days' written notice to the other party.

(d)         In addition, either party may terminate this Agreement immediately at any time upon the happening of any of the following occurrences or acts of the other party;

(i)         The other party ceases to function as a going concern or conduct its operations in the normal course of business;

(ii)        The (a) suspension, liquidation or dissolution, or notice thereat of substantially all of the other party's usual business without the prior written consent of the terminating party hereto, (b) an assignment by the other party for the benefit of its creditors, or (c) in the event of the filing of a voluntary or involuntary petition Under the provisions of the U.S. Federal Bankruptcy Act or amendments thereto, or any application for. or appointment of a receiver for the property of the other party, the filing of which remains unsatisfied and discharged at the end of sixty (60) days after the occurrence of such event;

(iii)       The other party, without written consent, attempts to partially or wholly assign its rights or delegate its duties under this Agreement; or

(iv)      The other party is convicted of any illegal activity which could, in the reasonable opinion of the terminating party, jeopardize or adversely affect the business reputation of the terminating party.

/s/Tony Rotondo	/s/Diane Crumley

(e)         In the event any of the following occur with respect to Hospital, Vital may terminate this Agreement immediately:

(i)         In the event of Hospital's failure to maintain professional liability insurance coverage on its own operations, as required pursuant to Section 6.1 hereof, and Hospital fails to cure such failure within ten (10) days of Hospital losing its insurance coverage; or

(ii)        If any of the Hospital's applicable licenses, permits, or certifications from any person, entity, or agency, including, but not limited to, any state agency, federal agency, or any other agreement, which is essential for the operation of the Hospital, is at any time suspended, terminated, or revoked and is not fully reinstated within ninety (90) days.

(1)         In the event that there shall be a change in applicable health care law or the interpretation thereof, including, without limitation, Medicare or Medicaid, statutes, regulations, or general instructions, (or the application thereof), the adoption of new legislation or regulations or the initiation of an enforcement action with respect to any applicable health care law which affects the continuing viability or legality of this Agreement or the ability of either party to be reimbursed for services or items provided hereunder or the ability of others to make referrals, then either party may, by notice, propose an amendment to conform this Agreement to applicable laws, If notice of such proposed change is given and the parties hereto are unable to agree within thirty (30) days upon an amendment, then either party may terminate this Agreement by ten (10) days' advance written notice to the other party, unless a sooner termination is required under applicable law or circumstances.

5.4         Effects of Termination.

The expiration or earlier termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of such expiration or termination. In the event of a termination due to a default by the Hospital, all compensation due to Vital under Section 4.3 for, the remainder of the term of the Agreement shall become immediately due and payable. Upon expiration or termination of this Agreement, Vital shall retain the right to any telephone or facsimile numbers used by the Program. In addition, Vital shall have the right to assume the lease for any office space in which the Program has operated that is not in a building owned or operated exclusively by Hospital or an affiliate. The Hospital shall receive from Vital all patient information necessary -for Hospital operations as to those participants that became Hospital patients at or before the time of patient pre-op and no further participant information shall be deliverable to Hospital upon termination of the Agreement. The parties agree that Vital acquired all such information other than as a business associate of the Hospital and that all such information shall be retained by Vital.

/s/Tony Rotondo	/s/Diane Crumley

6.           INSU'RAN'CE AND INDEMNIFICATION

6.1       Insurance.

At all times during the term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement for any reason, Hospital shall maintain or cause to be maintained, at its expense, professional liability coverage for Vital and its affiliates, for services furnished during the terra of this Agreement, in such amounts and under such terms of coverage as Hospital shall provide for hospital's operations and activities. Vital will furnish Hospital information necessary for Hospital to obtain insurance for Vital. During the term of this Agreement, Hospital shall also maintain or caused to be maintained professional liability coverage, including through a self-insurance plan, on the Hospital's and its personnel and operations. In the event that the Hospital should receive notice of the impending termination of its professional liability coverage, Hospital shall immediately provide notice thereof to Vital.

6.2        Indemnification

Hospital hereby agrees to indemnify, defend, and hold Vital, its shareholders, directors, officers, employees, and affiliates (the "Indemnified Parties") free and harmless from and against any and all liability, loss, damage, claim, or cause of action (whether or not well-founded) (collectively, "Claims"), including reasonable attorney's fees and costs, which may result from (i) any at or omission of Hospital, its employees, contractors, or agents arising or, otherwise related to this Agreement, and (ii) any other Claim against the Indemnified Parties arises as a result of Vital's operation of the Programs on behalf of Hospital, including but not limited to, claims arising under the Texas Deceptive Trade Practices Act. To be entitled to such indemnification, the Indemnified Party shall give Hospital prompt written notice of any assertion by a third party of any claim with respect to which the Indemnified Party might bring a claim for indemnification hereunder, and, in all events, must supply such written notice to Hospital within the applicable period for defense of such claim. The Indemnified Party may elect to retain and direct the actions of legal counsel of its own choosing, the expense of which shall be borne by Hospital, provided that the hourly rate for such counsel shall not exceed 5450.04 per hour. The right to indemnification conferred herein shall include the right to be paid or reimbursed by Hospital the reasonable expenses incurred by the Indemnified Party if it is or is threatened to be made a named defendant or respondent in any proceeding in advance of the final disposition of the proceeding and without any determination as to the Indemnified Party's ultimate entitlement to indemnification.

Notwithstanding the foregoing, Vital or any Indemnified Party shall not be entitled. to any indemnification under this section for Claims arising out of Vital's or an Indemnified Party's negligence, willful misconduct, or criminal acts (collectively, "Vital Acts") in their provision of services or products under this Agreement. Provided, however, that Hospital shall defend Vital or an Indemnified Party with respect to any Claim, including potential Vital Acts, and, if a court determines that Vital or an Indemnified Party has committed a Vital Act, then Vital will reimburse Hospital for all costs it has incurred to defend Vital or an Indemnified Party. Provided, however, that Hospital shall not be required to indemnify or defend Vital or an Indemnified Party if the Claim is brought only against Vital or an Indemnified Party, and not against Hospital, its affiliates, a Hospital, or a physician practicing at a Hospital, and the Claim does not relate in any manner to a situation in which medical malpractice may be an issue.

7.    NON-SOLICITATION

7.1        By Vital,.

During the term of this Agreement, or the term of this Agreement as extended, and for a twelve (12) month period commencing on the date of the expiration or earlier termination of this Agreement, Vital shall not, without the prior written consent of Hospital, employ or contract with, or solicit for employment or contract, any employee or independent contractor of Hospital or any affiliate (other than persons who were employees of or had a contract with Vital immediately prior to their employment by or contract with Hospital or an affiliate and other than persons recruited by Vital and placed in the employment of Hospital or an affiliate by Vital) to provide services- similar to those provided in this Agreement. Vital acknowledges that a breach of this Section 7.1 by Vital will result in irreparable injury to Hospital, the precise amount of which is not readily ascertainable in monetary damages, and that Hospital, in addition to any other remedies, shall be entitled to injunctive relief.

7.2         By Hospital.

During the term of this Agreement, or the term of this Agreement as extended, and for a twelve (12) month period commencing on the date of the expiration or earlier termination of this Agreement, neither Hospital or any affiliate (the "Non-Soliciting Parties") thereof Ann, without the prior written consent of Vital employ or contract with, or solicit for employment or contract, any employee or independent contractor of Vital to provide services similar to those provided in this Agreement (other than persons who were employees of, or had a contract with the Non-Soliciting Parties, immediately prior to their employment by or those who had a contract with Vital and other than persons recruited by the Non-Soliciting Parties. The Non-Soliciting Parties acknowledge that a breach of this Section 7.2 by the Non-Soliciting Parties will result in irreparable injury to Vital, the precise amount of which is not readily ascertainable in monetary damages, and that Vital, in addition to any other remedies, shall be entitled to injunctive relief.

8.      CONFIDENTIALITY

8.1         Confidential Information.Vital and Hospital recognize and understandteat, during the term of this Agreement, or the term of this Agreement as extended, each shall receive, have access to, and otherwise become acquainted with various trade secrets, materials, and other proprietary information relating to the other which is of a secret or confidential nature ("Confidential Information"). During and after the term of this Agreement, Hospital and Vital shall not use the other's Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose the other's Confidential Information received by Hospital and Vital to any third party, without the prior written consent of Hospital or Vital, as the case may be. Provided, however, that either party may divulge Confidential Information to the minimum extent necessary to comply with any applicable statute, governmental rule or regulation or valid Court order. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by either party or its Representatives (as defined below), (b) was available to the non-disclosing party on a nonconfidential basis prior to its disclosure to such party by the disclosing party or its Representative, or (c) becomes available to the non-disclosing party on a nonconfidential basis from a person, other than the disclosing party or its Representative, Who is not known by the non-disclosing party to be bound by a confidentiality agreement with such disclosing party or otherwise prohibited from, transmitting the information to the non-disclosing party. As used in this Agreement, the term "Representative" means, as to any party, such party's affiliates and its directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants), and controlling persons.

/s/Tony Rotondo	/s/Diane Crumley

8.2         Protected Health Information.          In the event Vital acquires protected health information in its capacity as a business associate of Hospital, the use or disclosure of any such protected health information and individually identifiable health information, as defined in 45 CFR Part 164 ("Protected Health Information") shall be governed by a separate Business Associate Agreement by and between the parties. Notwithstanding the foregoing, Hospital acknowledges that Vital does not intend to collect or obtain any Protected Health Information as a business associate of the Hospital but rather collects or obtain such Protected Health Information as a non-covered entity under direct authorization of the Program participant and/or as a business associate of the surgeons and/or other health professionals. Vital expects to have no access to Hospital records except for lab results and similar diagnostic reports obtained as agent for the participant or as a business associate of the surgeons and/or other health professionals.

9.           NOTICES

All notices which either party is required or may desire to give to the other party under or in conjunction with this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered in person or via overnight delivery service to the party named below, or as of the date indicated on a return receipt if by certified or registered mail, postage or to such other addresses or persons as may be designated by Hospital or Vital from time to time in accordance with the provisions of this Section 9.

If to Hospital:	(Tony Rotondo, Pres/CEO)

(First Street Hospital)

(411 First Street)

(Bellaire, TX 74401)
Attention: President / CEO

If to Vital:

NeWeigh

10738 Braes Forest

Houston, TX 77071

Attention: E. Stacey Crumley

10.        ENTIRE AGREEMENT; AMENDMENTS

This Agreement supersedes any and all other agreements, whether oral or written, between the parties with respect to the subject matter hereof and there are no representations, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement may not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

11.         STATE LAW: SEVERABILITY

This Agreement shall be construed and governed by the laws of the State of Texas. In the event any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any regulation duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall, subject to the following, remain in full force and effect The parties agree that venue for any proceeding arising hereunder shaft lie exclusively in Harris County, Texas, and venue for any litigation arising for enforcement of this Agreement shall lie exclusively in the state district courts of Harris County, Texas.

12.        CATASTROPHE

In the event that any Hospital facilities are partially damaged or destroyed by fire, earthquake or other catastrophe, and such damage is sufficient to render the facilities unusable for Program purposes but not entirely or substantially destroyed, this Agreement shall be suspended until such time as Hospital determines that the premises or the facilities shall again be usable. In the event that Hospital determines that the 'affected Hospital facilities have been entirely or substantially destroyed by fire, earthquake, or other catastrophe, this Agreement may be terminated by either party Upon at least ten (10) days' prior written notice to the other; or, in the alternative, this Agreement shall be suspended until such time as Hospital shall erect or otherwise acquire new facilities with accommodations substantially similar to those provided herein for the use of Vital, provided that Hospital gives written notice to Vital that it shall erect or otherwise acquire such facilities. Nothing in this Agreement shall obligate Hospital to erect or otherwise acquire such facilities. .

13.        NON-WAIVER

The waiver by either party of any breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance.

/s/Tony Rotondo	/s/Diane Crumley

14.         CAPTIONS

Any captions to or hearing of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

15.         ASSIGNMENT

Neither party shall assign any rights or delegate any duties under this Agreement without the prior written consent of the other party, except that either party may assign its rights and delegate its duties under this Agreement in the event of any transfer of all or substantially all of its stock or assets without the prior written consent of the other party. Any unauthorized attempted assignment by either party shall be void and of no force and effect and shall constitute a material breach of this Agreement. All covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

•              16.          COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Agreement.

17.         THIRD PARTY BENEFICIARIES

This Agreement is solely for the benefit of the parties and their officers, directors and employees to the extent named herein. No other third party is granted or shall have any rights by virtue of this Agreement.

18.         AFFILIATE

For purposes of this Agreement, the term "affiliate" shall mean any wholly-owned subsidiary of an entity or any entity with common ownership or common control.

19.         ALTERNATIVE DISPUTE RESOLUTION

The parties agree to submit any dispute arising under this Agreement to voluntary mediation before a mediator to be mutually acceptable to both parties. The parties shall share equally in the cost of the mediator, and each party shall incur the cost of its own legal representation. In the event the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration before a mutually acceptable arbitrator in accordance with the rules of the American Arbitration Association. Unless otherwise ordered by the arbitrator, the parties shall share equally in the cost of the arbitration and each party shall incur the cost of its own legal representation. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction. Notwithstanding anything to the contrary herein, this provision shall not be applicable to the rights of any party to seek an equitable remedy to enforce the terms of this Agreement, including but not limited to Section 2.5, 2.6, 7 and 8 of this Agreement

It is the express intent of the parties that the terms and conditions of this Agreement shall not be disclosed except in response to a request from a valid subpoena, a request from a government agency, by mutual written consent of both parties, or as otherwise specifically provided herein The parties also agree that the parties may disclose the terms of this Agreement to its officers, affiliates, directors, attorneys and to those employees who are necessary to carry out the terms of the Agreement.

IN WNESS WHEREOF the parties hereto have caused this Agreement to be executed on the (22nd) day of  (March) 2006.

VITAL:

VITAL WEIGHT CONTROL, INC. d/b/a NeWeigh a Texas Corporation

By:	/s/Diane Crumley
Name: Diane Crumley
Title: President

Hospital:
Street Hospital

By:	/s/ Tony Rotondo
Name:	Tony Rotondo
Title:	President/CEO

EXHIBIT "A"

List of Vital Equipment

(all furniture, fixtures, and equipment located at 811 north stadium drive, suite 200, Houston, TX 77054 with the exception only of any items of furniture and equipment that may be listed on this Exhibit “A” and initiated by both parties hereto.

/s/Tony Rotondo             /s/Diane Crumley

It is the express intent of the parties that the terms and conditions of this Agreement shall not be disclosed except in response to a request from a valid subpoena, a request from a government agency, by mutual written consent of both parties, or as otherwise specifically provided herein The parties also agree that the parties may disclose the terms of this Agreement to its officers, affiliates, directors, attorneys and to those employees who are necessary to carry out the terms of the Agreement.

IN MINESS WHEREOF the parties hereto have caused this Agreement to be executed on the (22nd) day of (March)             2006.

VITAL:

VITAL WEIGHT CONTROL, INC. d/b/a NeWeigh a Texas Corporation

By:	(/s/Diane Crumley)
Name: Diane Crumley
Title: President

Hospital:

(First Street Hospital)

By:	/s/ Tony Rotondo
Name:	(Tony Rotondo)
Title:	(President/CEO)

/s/Tony Rotondo	/s/Diane Crumley
/s/Tony Rotondo	/s/Diane Crumley

ADDENDUM

Both parties agree that to the following payment schedule:
May 1, 2006	$100,000
June 1'2006	$200,000
July 1, 2006	$225,000
August 1, 2006	$225,000
September 1, 2006	$250,000
October 1, 2006	$200,000

For the remaining term of the contract, payments will be $200,000 per month.

/s/ Diane Crumley	3-22-06
Vital Weight Control, Inc.	Date

(3/22/06)

(First Street Hospital)	Date

EXHIBIT "A"

List of Vital Equipment

(all furniture, fixtures, and equipment located at 811 north stadium drive, suite 200, Houston, TX 77054 with the exception only of any items of furniture and equipment that may be listed on this Exhibit “A” and initiated by both parties hereto